News Release                                         RICOH [LOGO]
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Contact: Takanobu Matsunami                          Ricoh Company, Ltd.
         General Manager                             1-15-5 Minami-Aoyama
         Public Relations Department                 Minato-ku,Tokyo
         Ricoh Company, Ltd.                         107-8544
         (+81-3) 5411-4511                           Tel (+81-3) 5411-4511
         koho@ricoh.co.jp.                           Fax (+81-3) 3403-1578
                                                     URL http://www.ricoh.co.jp/



                     RICOH COMPANY, LTD. MAKES TENDER OFFER
                      FOR SHARES OF LANIER WORLDWIDE, INC.


        -- OFFER CARRIES RECOMMENDATION OF LANIER'S BOARD OF DIRECTORS --


TOKYO, JAPAN, NOVEMBER 30, 2000 - Ricoh Company, Ltd. ("Ricoh") (TSE: 7752) today announced that it has signed a definitive merger agreement to acquire Lanier Worldwide, Inc. ("Lanier") (NYSE: LR), one of the world's largest global providers of document management solutions. Under the terms of the merger agreement, a subsidiary of Ricoh will offer to acquire all of the shares of Lanier pursuant to a tender offer at a price of $3.00 per share in cash. Following completion of the tender offer and receipt of Lanier stockholder approval, if required, Lanier will merge with a subsidiary of Ricoh and each share of Lanier common stock not tendered in the tender offer will be converted into the right to receive $3.00 in cash. As a result of the merger, Lanier will become a wholly owned subsidiary of Ricoh. The transaction places an equity value on Lanier of approximately $260 million.

The agreement provides for Ricoh to commence a tender offer no later than December 13, 2000, for all of the outstanding shares of Lanier's common stock. Harris Corporation, the holder of approximately 10% of the outstanding shares of Lanier common stock, has agreed to tender its shares in the tender offer.

The closing of the tender offer and merger are subject to the completion of the pending sale of Lanier's voice products business and to customary terms and conditions, including the tender of the number of shares of common stock that constitute at least a majority of Lanier's outstanding shares of common stock on a fully diluted basis and receipt of all necessary government approvals, including expiration or termination of the appropriate waiting period under the Hart-Scott-Rodino Act and approval of European Union anti-trust authorities. The


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boards of directors of both companies have each unanimously approved this transaction.

"The combination of Ricoh and Lanier should create many significant opportunities for our customers, shareholders, and employees," said Masamitsu Sakurai, President of Ricoh. "We're very excited that this strategic acquisition strengthens Ricoh's overall organization."

Wasserstein Perella & Co., Inc. and Nomura Corporate Advisors Co., Ltd. acted as financial advisors to Ricoh. The Robinson-Humphrey Company, LLC acted as financial advisor to Lanier. Paul, Weiss, Rifkind, Wharton & Garrison acted as legal advisor to Ricoh. King & Spalding acted as legal advisor to Lanier.


ABOUT RICOH COMPANY, LTD.

Ricoh Company, Ltd., of Japan, is a leading provider of office automation solutions, with more than 67,300 employees worldwide and sales in excess of $14 billion in fiscal 2000. Ricoh is a recognized pioneer in the development of network-connected digital multifunctional document systems and is a top supplier of diversified office automation equipment and electronics.

Ricoh has received the 1998, 1999 and 2000 Energy Star Imaging Equipment Partner of the Year Award from the U.S. Environmental Protection Agency (EPA) - the EPA's highest industry award. Ricoh was chosen for its commitment to the environment and its extraordinary leadership role in promoting and producing energy efficient copiers, facsimile machines, printers and scanners. In addition, Ricoh has received the Market Research Consultants Digital Copier Manufacturer of the Year Award for 1996, 1997, 1998 and 1999. Ricoh is also the recipient of Business Marketing Magazine's Top 200 business-to-business Web sites for 1999, and the Council on Economic Priorities' Environmental Stewardship Award for its commitment to the environment.


ABOUT LANIER WORLDWIDE, INC.

With 1,600 sales and services locations, Lanier Worldwide, Inc. and its dealer and distributor network form one of the largest global providers of document management solutions. Every day, Lanier and its dealers and distributors help customers in more than 100 countries create, enhance and distribute high-quality documents with greater speed, efficiency and economy.


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Lanier maintains an intense customer focus -- called Customer Vision(R) -- and employs DOCutivity(R), a document lifecycle approach designed to improve business productivity. Lanier's comprehensive document management solutions portfolio includes digital color copier/printers, digital black-and-white copier/printers, multifunction devices, print-on-demand applications and a variety of outsourcing services. Lanier also develops specialized solutions for the healthcare and real estate industries. Lanier was founded in 1934, and is headquartered in Atlanta, Georgia, U.S.A. For more information, please visit Lanier's Web site at WWW.LANIER.COM.

Additional information concerning Lanier is contained in Lanier's Registration Statement on Form 10, as amended, filed with the U.S. Securities and Exchange Commission (SEC) on October 22, 1999, and other documents subsequently filed with the SEC, all of which are available from the SEC.



This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Lanier. At the time the subsidiary of Ricoh commences its offer, it will file a Tender Offer Statement with the SEC and Lanier will file a Solicitation/Recommendation Statement with respect to the offer. THE TENDER OFFER WILL BE MADE SOLELY BY THE TENDER OFFER STATEMENT. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement will be made available to all stockholders of Lanier, at no expense to them. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and all other offer documents filed by Ricoh with


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the SEC) and the Solicitation/Recommendation Statement will also be available for free at the SEC's Web site at HTTP://WWW.SEC.GOV. Investors and security holders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer referred to in this press release when they become available because they will contain important information.

                                      # # #

This press release contains "forward-looking" statements within the meaning of the federal securities laws. These forward-looking statements can be identified by reference to words such as "expect," "believe," "anticipate", "plan", or similar expressions and involve risks and uncertainties, including, but not limited to, insufficient shares being tendered by Lanier stockholders, the sale of Lanier's voice products business not being completed or non-occurrence of other conditions required for completion of the tender offer, delays in the closing date of this transaction, the inability to successfully integrate Lanier's business with that of Ricoh and other factors which could cause Ricoh's actual results to differ materially from those projected in such forward-looking statements. Additional information concerning Lanier is contained in Lanier's Registration Statement on Form 10, as amended, filed with the SEC on October 22, 1999, Lanier's reports filed from time to time with the SEC and the Tender Offer Statement, all of which are, or in the case of the Tender Offer Statement will be, available from the SEC.

All referenced product names are trademarks of their respective companies.